[National Waterworks Logo]


                                  NEWS RELEASE

-------------------------------------------------------------------------------

NATIONAL WATERWORKS, INC. REPORTS FOURTH QUARTER AND CALENDAR YEAR 2004 RESULTS


Waco, Texas--(BUSINESS WIRE)--March 2, 2005--National Waterworks, Inc.; NATLWW, a leading distributor of water and wastewater transmission products in the United States, today announced results for the quarter and year ended December 31, 2004.

Net sales for the three months ended December 31, 2004 increased $77.2 million, or 24.0%, to $399.0 million from $321.8 million for the three months ended December 31, 2003. The increase reflects the combined effects of a $3.3 million increase in net sales from our acquisition of Midstate Utility Supply, Inc., a regional waterworks distribution company operating in Oklahoma, which we acquired on February 9, 2004, and a $73.9 million increase in net sales of our historical operations. A portion of this increase was attributable to a $27.9 million increase in net sales of PVC pipe, primarily resulting from the pass through of higher PVC pipe prices in the 2004 period and, to a lesser extent, an increase in related sales volume. The remaining increase resulted primarily from the pass through of price increases on most of our other major product lines coupled with increased volume due to continued favorable economic conditions.

Net income for the three months ended December 31, 2004 was $12.7 million compared to $8.2 million for the three months ended December 31, 2003. The increase is primarily a result of the increase in net sales discussed above and the related $13.2 million increase in gross profit. Net interest expense decreased $1.8 million due to more favorable interest rates on our term loan as compared to the same period in 2003, and a lower principal balance under the term loan as a result of scheduled amortization. These increases to net income are offset by an increase in selling, general and administrative expenses of $8.3 million principally related to the variable expenses associated with the net sales increase, and an increase in income tax expense of $2.2 million resulting from higher pretax earnings. The 2003 three month period included an approximate $0.9 million reduction in cost of goods sold from the adoption of EITF 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.

Our EBITDA (earnings before net interest, taxes, depreciation and amortization) and Adjusted EBITDA for the three months ended December 31, 2004 was $31.6 million, compared to $26.5 million for the three months ended December 31, 2003. A reconciliation of EBITDA and Adjusted EBITDA to net income determined in accordance with GAAP is set forth in a table at the end of this press release.

President and Chief Executive Officer, Harry K. Hornish, Jr. remarked, "I am very pleased that we are able to report another strong quarter. We continue to recognize the combined benefits of favorable market conditions and our continuing commitment to quality customer service."

Net sales for the year ended December 31, 2004 increased $241.0 million, or 18.8%, to $1,522.1 million from $1,281.1 million for the year ended December 31, 2003. The increase reflects the combined effects of a $10.5 million increase in net sales from our acquisition of Midstate Utility Supply, Inc. and a $230.5 million increase in net sales of our historical operations. A portion of this increase was attributable to a $76.5 million increase in net sales of PVC pipe, primarily resulting from the pass through of higher PVC pipe prices in 2004 and, to a lesser extent, an increase in related sales volume. The remaining increase resulted primarily from the pass through of price increases on most of our other major product lines coupled with increased volume due to continued favorable economic conditions.

Net income for the year ended December 31, 2004 was $51.2 million compared to $33.6 million for the year ended December 31, 2003. The increase is primarily a result of the increase in net sales discussed above and the related

$41.5 million increase in gross profit. In addition, net interest expense decreased $6.2 million primarily due to more favorable interest rates as a result of lower applicable margins related to the amendments to the term loan under our senior credit facility. These increases to net income are offset by an increase in selling, general and administrative expenses of $19.3 million related to the variable expenses associated with the net sales increase, and an increase in income tax expense of $11.4 million resulting from higher pretax earnings. The 2003 period included the final $4.0 million impact (recognized as increased cost of goods sold) of the inventory revaluation adjustment related to the November 2002 acquisition of U.S. Filter Distribution Group, Inc., offset by the $2.4 million reduction in cost of goods sold from the adoption of EITF 02-16.

Our EBITDA for the year ended December 31, 2004 was $123.4 million compared to $100.8 million for the year ended December 31, 2003 and our Adjusted EBITDA was $123.9 million for the year ended December 31, 2004 compared to $104.8 million for the year ended December 31, 2003. Adjusted EBITDA for the year ended December 31, 2004 does not give effect to $0.5 million of non-cash stock compensation expense, and Adjusted EBITDA for the year ended December 31, 2003 does not give effect to the $4.0 million increase in cost of goods sold resulting from the purchase accounting inventory revaluation adjustment discussed above. A reconciliation of EBITDA and Adjusted EBITDA to net income determined in accordance with GAAP is set forth in a table at the end of this press release.

Cash and cash equivalents were $15.9 million at December 31, 2004 compared to $18.7 million at December 31, 2003. Total debt at December 31, 2004 was $410.0 million compared to $440.0 million at December 31, 2003. There were no outstanding borrowings under our revolving credit facility at December 31, 2004 or 2003.

Phil Keipp, Vice President and Chief Financial Officer, commented, "We continued to grow the business while demonstrating effective working capital management throughout our branch network. Due to our strong financial performance, we were able to make a $15.0 million optional prepayment under our senior credit facility in December."

Mr. Hornish added: "I could not be prouder of our employees for their efforts in achieving record financial results for National Waterworks this year, both in terms of sales and profits. We have built an outstanding team that continues to demonstrate its ability to excel in this business."

National Waterworks will host a conference call to discuss fourth quarter and calendar year 2004 earnings at 2:00 p.m. ET on Wednesday, March 2, 2005. To access the call, you can dial 1-888-244-0461 and reference conference name:
National Waterworks, Inc. and leader name: Phil Keipp. A replay of the call will be available until March 9, 2005 by dialing 1-800-642-1687 and referencing ID# 4107954.

About National Waterworks, Inc.
-------------------------------
National Waterworks, Inc. distributes a full line of products including pipe, fittings, valves, meters, service and repair products, fire hydrants and other components that are used to transport clean water and wastewater between reservoirs and treatment plants and residential and commercial locations. The Company's products are integral to building, repairing and maintaining water and wastewater (sewer) systems and serve as part of the basic municipal infrastructure. Through its network of 135 branches in 36 states, the Company sells directly to municipalities and to contractors who serve municipalities and also perform residential, commercial and industrial waterworks projects.

This press release may contain forward-looking statements such as statements regarding the Company's future growth and profitability, growth strategy and trends in the industry in which the Company operates. Forward-looking statements are only predictions and are not guarantees of performance, and include statements preceded by, followed by or that include the words "may," "could," "would," "should," "believe," "expect," "anticipate," "plan," "estimate," "target," "project," "intend" or similar expressions. These forward-looking statements are based on the Company's current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company's control. You should read this press release in conjunction with the more detailed risks included in the Company's filings with the Securities and Exchange Commission. The Company believes its forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on the Company's current assumptions and expectations. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

                            National Waterworks, Inc.
                                 Balance Sheets
              (in thousands except share and per share information)


                                                                       December 31,          December 31,
                                                                           2004                  2003
                                                                       ------------          ------------
                            Assets
Current assets:
    Cash and cash equivalents                                            $ 15,940              $ 18,702
    Trade accounts receivable, less allowance for doubtful
      accounts of $3,492 in 2004 and $3,213 in 2003                       227,780               188,476
    Inventories                                                           126,866                90,739
    Deferred income taxes                                                   1,398                    --
    Other current assets                                                    2,668                 2,689
                                                                        ---------             ---------
      Total current assets                                                374,652               300,606
Property and equipment, net                                                19,269                20,523
Goodwill                                                                  457,221               456,080
Deferred financing fees, less accumulated amortization
    of $6,636 in 2004 and $3,060 in 2003                                   20,565                24,141
Other assets                                                                2,961                 1,607
                                                                        ---------             ---------
                                                                        $ 874,668             $ 802,957
                                                                        =========             =========

             Liabilities and Stockholder's Equity
Current liabilities:
    Trade accounts payable                                              $ 172,214             $ 115,038
    Current installments of long-term debt                                 15,000                15,000
    Accrued compensation and benefits                                      33,795                27,036
    Other accrued expenses                                                 12,564                 9,677
                                                                        ---------             ---------
      Total current liabilities                                           233,573               166,751
Long-term debt, excluding current installments                            395,000               425,000
Deferred income taxes                                                      23,163                10,059
Other long-term liabilities                                                 3,132                 1,674
                                                                        ---------             ---------
    Total liabilities                                                     654,868               603,484
                                                                        ---------             ---------

Commitments and contingencies

Stockholder's Equity:
    Common stock -- $.01 par value; 100 shares authorized,
      issued, and outstanding                                                  --                    --
    Additional paid-in capital                                            199,614               199,473
    Retained earnings                                                      20,186                     -
                                                                        ---------             ---------
      Total stockholder's equity                                          219,800               199,473
                                                                        ---------             ---------
                                                                        $ 874,668             $ 802,957
                                                                        =========             =========

                            Statements of Operations
                                 (in thousands)

                                                                                                  |  Predecessor -
                                                                                                  |   U.S. Filter
                                                              Successor -                         |  Distribution
                                                        National Waterworks, Inc.                 |   Group, Inc.
                                                                                                  |
                                                                                    Period of     |    Period of
                                                                                  November 22,    |   January 1,
                                              Year Ended        Year Ended        2002 through    |  2002 through
                                             December 31,      December 31,       December 31,    |  November 21,
                                                 2004              2003               2002        |      2002
                                             ------------      ------------       ------------    |  -------------
                                                                                                  |
Net sales                                    $ 1,522,070        $ 1,281,069          $ 94,250     |   $ 1,058,768
Cost of goods sold                             1,212,582          1,013,079            82,005     |       831,764
                                             -----------        -----------          --------     |  -----------
    Gross profit                                 309,488            267,990            12,245     |      227,004
                                                                                                  |
Operating expenses:                                                                               |
    Selling, general and administrative          186,466            167,152            14,737     |      139,825
    Loss on accounts receivable                                                                   |
      securitization                                  --                 --                --     |        2,480
                                             -----------        -----------          --------     |  -----------
                                                                                                  |
    Income (loss) before depreciation                                                             |
      and amortization                           123,022            100,838            (2,492)    |       84,699
                                                                                                  |
Depreciation and amortization                      2,371              2,564               252     |        3,131
                                             -----------        -----------          --------     |  -----------
      Operating income (loss)                    120,651             98,274            (2,744)    |       81,568
                                                                                                  |
Other income (expense):                                                                           |
    Completion bonuses                                --                 --                --     |       (6,200)
    Interest expense, net                        (35,146)           (41,333)           (6,826)    |          (36)
    Other                                            355                (11)              (12)    |           59
                                             -----------        -----------          --------     |  -----------
      Income (loss) before income taxes                                                           |
        and cumulative effect of a                                                                |
        change in accounting principle            85,860             56,930            (9,582)    |       75,391
                                                                                                  |
Income tax expense (benefit)                      34,697             23,289            (3,688)    |       29,238
                                             -----------        -----------          --------     |  -----------
                                                                                                  |
Income (loss) before cumulative effect                                                            |
    of a change in accounting principle           51,163             33,641            (5,894)    |       46,153
                                                                                                  |
Cumulative effect of a change in                                                                  |
    accounting principle                              --                 --                --     |     (459,000)
                                             -----------        -----------          --------     |  -----------
                                                                                                  |
    Net income (loss)                        $    51,163        $    33,641          $ (5,894)    |  $  (412,847)
                                             ===========        ===========          ========     |  ===========

                            Statements of Cash Flows
                                 (in thousands)

                                                                                                                  |  Predecessor -
                                                                                                                  |   U.S. Filter
                                                                                    Successor -                   |  Distribution
                                                                             National Waterworks, Inc.            |   Group, Inc.
                                                                                                                  |
                                                                                                     Period of    |   Period of
                                                                                                    November 22,  |   January 1,
                                                                       Year Ended    Year Ended     2002 through  |  2002 through
                                                                      December 31,  December 31,     December 31, |   November 21,
                                                                          2004          2003             2002     |       2002
                                                                      ------------  ------------     ------------ |  -------------
                                                                                                                  |
Cash flows from operating activities:                                                                             |
    Net income (loss)                                                  $ 51,163        $ 33,641        $ (5,894)  |    $ (412,847)
      Adjustments to reconcile net income (loss)                                                                  |
        to net cash from operating activities:                                                                    |
           Deferred income taxes                                         11,246          18,093          (3,688)  |         2,150
           Financing fees                                                    --              --           2,500   |            --
           Amortization of deferred financing fees                        3,576           2,928             133   |            --
           Non-cash stock compensation expense                              562              --              --   |            --
           Depreciation and amortization                                  2,371           2,564             252   |         3,131
           Loss on goodwill impairment                                       --              --              --   |       459,000
           Gain on disposal of equipment                                   (264)            (55)             --   |           (72)
           Provision for doubtful accounts                                1,076             953            (119)  |         1,004
           Changes in operating assets and liabilities,                                                           |
             net of acquisitions:                                                                                 |
               Trade accounts receivable                                (39,264)        (15,417)         39,470   |       (22,557)
               Inventories                                              (35,228)            880           6,651   |        (4,769)
               Other current assets                                           5            (287)         (1,401)  |           673
               Other assets                                              (1,345)         (1,566)             --   |         4,306
               Trade accounts payable and other accrued expenses         66,060          (6,396)          1,140   |        26,221
               Other long term liabilities                                1,458           1,674              --   |            --
                                                                       ---------       ---------       ---------  |    -----------
                  Net cash from operating activities                     61,416          37,012          39,044   |        56,240
                                                                       ---------       ---------       ---------  |    -----------
Cash flows from investing activities:                                                                             |
    Capital expenditures                                                 (1,424)         (2,022)           (102)  |        (1,442)
    Business acquisitions, net of cash                                   (1,992)         (3,224)       (643,753)  |       (19,595)
    Proceeds from sales of property and equipment                           636             803              --   |           874
                                                                       ---------       ---------       ---------  |    -----------
                  Net cash from investing activities                     (2,780)         (4,443)       (643,855)  |       (20,163)
                                                                       ---------       ---------       ---------  |    -----------
Cash flows from financing activities:                                                                             |
    Proceeds from long-term debt                                             --              --         450,000   |            --
    Financing fees                                                           --          (5,482)        (15,300)  |            --
    Equity investment by National Waterworks Holdings, Inc.                  --           1,000         209,999   |            --
    Principal payments on long-term debt                                (30,000)        (10,000)             --   |          (222)
    Dividend distribution                                               (31,398)        (39,273)             --   |            --
    Investment by U.S. Filter Corporation                                    --              --              --   |        20,093
    Funds transferred to U.S. Filter Corporation                             --              --              --   |    (1,103,045)
    Expenditures funded by U.S. Filter Corporation                           --              --              --   |       994,010
    Allocation of expenses from U.S. Filter Corporation                      --              --              --   |        45,103
                                                                       ---------       ---------       ---------  |    -----------
                  Net cash from financing activities                    (61,398)        (53,755)        644,699   |       (44,061)
                                                                       ---------       ---------       ---------  |    -----------
                                                                                                                  |
Net increase (decrease) in cash and cash equivalents                     (2,762)        (21,186)         39,888   |        (7,984)
Cash and cash equivalents at beginning of period                         18,702          39,888              --   |        13,288
                                                                       ---------       ---------       ---------  |    -----------
Cash and cash equivalents at end of period                             $ 15,940        $ 18,702        $ 39,888   |    $    5,304
                                                                       =========       =========       =========  |    ===========
                                                                                                                  |
Cash paid for interest                                                 $ 31,761        $ 40,176        $    997   |    $       37
Cash paid for income taxes                                             $ 22,605        $  3,136        $     --   |    $   27,088

                            National Waterworks, Inc.
     Reconciliation of EBITDA and Adjusted EBITDA to Net Income (unaudited)
                                 (in thousands)

                                                                 Three Months Ended                          Year Ended
                                                          December 31,         December 31 ,       December 31,        December 31,
                                                              2004                 2003                2004                2003
                                                          ------------         ------------        ------------        ------------
Net income                                                 $  12,658             $  8,182           $  51,163           $  33,641
Add:
      Interest expense, net                                    9,602               11,425              35,146              41,333
      Income tax expense                                       8,555                6,317              34,697              23,289
      Depreciation and amortization                              768                  590               2,371               2,564
                                                           ----------            --------           ---------           ---------
EBITDA(1)                                                     31,583               26,514             123,377             100,827

      Non-cash stock compensation expense                         65                   --                 562                  --
      Effect of SFAS 141-inventory revaluation
         adjustment to cost of goods sold                         --                   --                  --               4,000
                                                           ----------            --------           ---------           ---------
Adjusted EBITDA                                            $  31,648             $ 26,514           $ 123,939           $ 104,827
                                                           ==========            ========           =========           ==========

EBITDA represents income before interest expense, net; income taxes; and depreciation and amortization. Adjusted EBITDA is defined as EBITDA without giving effect to stock compensation expense or the increase in cost of goods sold resulting from the purchase accounting inventory revaluation adjustment referred to above. EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of the performance of companies in our industry. In addition, EBITDA and Adjusted EBITDA are presented because we believe they enhance an investor's understanding of a company's ability to satisfy principal and interest obligations with respect to its indebtedness and to utilize cash for other purposes. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do. Our management also focuses on these measures, and discusses them with our Board of Directors, to assess our liquidity and debt payment ability and because they are used in meeting various covenants under our senior credit facility and the indenture governing our senior subordinated notes. Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under generally accepted accounting principles, known as GAAP, and should not be construed as an indicator of a company's performance or liquidity or in isolation from or as a substitute for net income, cash flow from operations or any other cash flow data prepared in accordance with generally accepted accounting principles.

(1) 2003 includes approximately $0.9 million and $2.4 million benefit from the adoption of EITF Issue 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor for the three month period and year ended December 31, 2003, respectively.


Source:  National Waterworks, Inc.

Contact: National Waterworks, Inc.
         Thomasville, GA
         Judy Barrow, 229-227-8611
         judy.barrow@natlww.com